U.S. SECURITIES AND EXCHANGE COMMISSION

PART II – OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these shares has been filed with the U.S. Securities and Exchange Commission (the “Commission”). Information contained in this preliminary offering circular is subject to completion or amendment. These shares may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or a solicitation of an offer to buy or sell any of these shares in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Preliminary Offering Circular dated June 9, 2022.

TRIANGLE 9 REAL ESTATE, INC.

$75,000,000

1,500,000 shares of common stock

This is a public offering of our common stock. The offering price is $50.00 per share.

The offering consists of 1,500,000 shares of common stock (the “Offering Shares”). None of our existing shareholders, nor any of our officers, directors or affiliates is selling any securities in this offering.

Our common stock is not currently traded or quoted on any exchange or trading marketplace. There are currently 400,000 shares of our common stock issued and outstanding.

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There is no minimum number of Offering Shares that we must sell in order to conduct a closing in this offering. The offering will commence within two calendar days after this offering circular has been qualified by the Commission. See “Plan of Distribution” on page 13. This offering will terminate upon the earlier of when all shares qualified hereunder are sold or one (1) year after this offering circular has been qualified by the Commission.

See “Risk Factors” beginning on page 6 of this offering circular for a discussion of information that should be considered in connection with an investment in such securities.

The Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are being offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

	Price Per Share	Selling Agents’ Discounts and Commissions (1)(2)	Proceeds to Our Company(2)
Offering Shares	$50.00	$750,000	$67,500,000

___________

(1) The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to provide administrative and compliance services as the broker-dealer of record in connection with this Offering. The estimate above includes a 1% commission for investors introduced through our management or other sources, but it does not include the one-time set-up fee and consulting fee payable by the Company to Dalmore nor a 4% commission for investors that initiate their investment through a Dalmore Group, LLC referral. See “Plan of Distribution” for details. To the extent that the Company’s officers and directors make any communications in connection with the Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer.

(2) Assumes that all of the Offering Shares are sold.

We plan to market this offering to potential investors through our marketing efforts and an online investment portal. Dalmore will provide administrative and compliance services as the broker-dealer of record. This offering will terminate on April 15, 2023 (the “Offering Period”). We may hold an initial closing on any number of Offering Shares at any time during the Offering Period and thereafter may hold one or more additional closings during the Offering Period. We will close on proceeds based upon the order in which they are received. See “Plan of Distribution” on page 15.

We may decide to extend the offering, close the offering early, or cancel it, in our sole discretion. If we extend the offering, we will provide that information in an amendment to this offering circular. If we close the offering early or cancel it, we may do so without notice to you, although if we cancel the offering all funds that may have been provided by any investors will be promptly returned without interest or deduction. See “Plan of Distribution” on page 13.

This is a Regulation A+ Tier 2 offering.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements. As a smaller reporting company within the meaning of Rule 405, we are following the Form S-1 disclosure requirements for smaller reporting companies. This offering circular is intended to provide the information required by Part I of Form S-1.

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You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information.

The information in this offering circular assumes that all of the Shares offered are sold.

Unless otherwise stated in this offering circular, “we,” “us,” “our,” “our company” or “Triangle 9” refers to Triangle 9 Real Estate, Inc.

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SUMMARY

This summary highlights certain information appearing elsewhere in this offering circular. For a more complete understanding of this offering, you should read the entire offering circular carefully, including the risk factors and the financial statements.

Forward-Looking Statements

This document contains forward-looking statements. All statements pertaining to our future financial and/or operating results, future events, or future developments may constitute forward-looking statements. The statements may be identified by words such as “expect,” “look forward to,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project,” or words of similar meaning. Such statements are based on the current expectations and certain assumptions of our management, of which many are beyond control. These are subject to a number of risks, uncertainties, and factors, including but not limited to those described in disclosures. Should one or more of these risks or uncertainties materialize, or should underlying expectations not occur or assumptions prove incorrect, actual results, performance, or achievements of the Company may (negatively or positively) vary materially from those described explicitly or implicitly in the relevant forward-looking statement. We neither intend, nor assume any obligation, to update or revise these forward-looking statements in light of developments which differ from those anticipated.

Corporate History

We were incorporated on June 16, 2021 in the State of Delaware.

Overview

We will purchase or build real estate to lease to operators across the various legal cannabis markets within the United States (and potentially abroad). Investments may include cultivation facilities, manufacturing/processing facilities, retail stores, distribution facilities, testing labs, and land for cultivation. We will endeavor to lease to diverse operators and look specifically to social equity licensing programs at the state and local levels for finding viable operators.

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The Offering

Securities offered and price per share:	Up to 1,500,000 shares of common stock, at $50.00 per share (the “Offering Shares”).

Best efforts offering:	There is no minimum number of Offering Shares that we must sell in order to conduct a closing in this offering. Our directors and officers shall be entitled to purchase Shares in the offering.

Securities outstanding prior to this offering:	400,000 shares of common stock. 100,000 shares of Series A Convertible Preferred Stock.

Securities outstanding after this offering:	1,900,000 shares of common stock. 100,000 shares of Series A Convertible Preferred Stock.

Use of proceeds:	See “Use of Proceeds” beginning on page 13.

Risk factors:	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning at page 6.

Corporate Information

Our principal executive offices are located at 3753 Howard Hughes Parkway, Suite 200, Las Vegas, NV 89169. Our website will be www.triangle-9.com.

We are not subject to the information requirements of the Securities Exchange Act of 1934 (the “1934 Act”), and therefore do not file reports, proxy statements, and other statements and information with the Securities and Exchange Commission.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this Offering Circular, before you decide to buy our common stock. If one or more of the following events actually occurs, our business will suffer, and as a result our financial condition or results of operations will be adversely affected. In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

We are providing services to an industry that is heavily regulated and, in some respects, illegal under federal law and the laws of most states. We face risks in developing our product candidates and services and eventually bringing them to market. We also face risks that our business model may become obsolete. The following risks are material risks that we face. If any of these risks occur, our business, our ability to achieve revenues, our operating results and our financial condition could be seriously harmed.

Risk Factors Related to the Business of the Company

We have a limited operating history and no historical financial information upon which you may evaluate our performance.

We were incorporated in Delaware in June 2021 and are still in our earlier stages of development. You should consider our prospects for success in light of the associated risks and uncertainties. Unanticipated problems, expenses, and delays are frequently encountered in newer businesses, such as ours, and in developing new products and services. These include, but are not limited to, inadequate funding, lack of consumer acceptance, competition, product development, onerous or problematic terms under licensing and other agreements, and inadequate marketing and sales. We may not successfully address these risks and uncertainties or successfully implement our existing and new products and services. The failure by us to meet any of these and other risks or uncertainties could have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

We will need additional funding in the future, and if we are unable to raise capital when needed, we may be forced to delay, reduce or eliminate products, programs, commercial efforts, or sales efforts. Developing products and marketing developed products is costly. We will need to raise substantial additional capital in the future in order to execute our business plan and help us and our collaboration partners fund the development and commercialization of our products.

We intend to finance future cash needs through public or private equity offerings, debt financings, or strategic collaboration and licensing or royalty arrangements. Our stockholders may consequently experience additional dilution, and debt financing, if available, may involve restrictive covenants and high interest. Regarding accessing additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our products, processes and technologies or to grant licenses on terms not necessarily favorable to us. If adequate funds are not available from the foregoing sources, we may consider additional strategic financing options, including sales of assets, or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs, or curtail some of our commercialization efforts of our operations. We may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital.

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Negative press from being in a hemp or cannabis-related business could have a material adverse effect on our business, financial condition, and results of operations.

The hemp plant and the cannabis/marijuana plant are both part of the same Cannabis sativa genus species of plant, except that hemp, by definition, has less than three tenths percent (0.3%) tetrahydrocannabinol (“THC”) content and is legal under federal and state laws, but the same plant with a higher THC content is cannabis/marijuana, which is legal under certain state laws, but which is not legal under federal law. Despite growing support for the cannabis/marijuana industry and legalization of cannabis/marijuana in certain U.S. states, many individuals and businesses remain opposed to the cannabis/marijuana industry. Any negative press resulting from our entering into the cannabis/marijuana space could result in a loss of current or future business. It could also adversely affect the public’s perception of us and lead to reluctance by new parties to do business with us or to own our common stock. We cannot assure you that additional business partners, including but not limited to financial institutions and customers, will not attempt to end or curtail their relationships with us. Any such negative press or cessation of business could have a material adverse effect on our business, financial condition, and results of operations.

U.S. federal, state and foreign regulation and enforcement of laws relating to cannabis and its derivatives may adversely affect our ability to sell our products and our revenue.

Thirty-six (36) states in the United States, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands have approved comprehensive public medical marijuana/cannabis programs. Approved efforts in another eleven (11) states allow use of low THC, high cannabidiol (“CBD”) products for medical reasons in limited situations or as a legal defense. Nineteen (19) of these states and the District of Columbia have legalized cannabis/marijuana for adult recreational use, and another thirteen (13) states have decriminalized its use. This leaves only five states (Idaho, Kansas, Tennessee, South Carolina, and Wyoming) that do not allow for the use of cannabis/marijuana in any situation. Conversely, under the federal Controlled Substances Act (the “CSA”), the policies and regulations of the federal government and its agencies are that cannabis/marijuana has no medical benefit and a range of activities are prohibited, including cultivation, possession, personal use, and interstate distribution of cannabis/marijuana. In the event the U.S. Department of Justice (the “DOJ”) begins strict enforcement of the CSA in states that have laws legalizing medical and/or adult recreational cannabis/marijuana, there may be a direct and adverse impact to any future business or prospects that we may have in the cannabis/marijuana business. Even in those jurisdictions in which the manufacture and use of medical cannabis/marijuana has been legalized at the state level, the possession, use, and cultivation of cannabis/marijuana all remain violations of federal law that are punishable by imprisonment and substantial fines. Moreover, individuals and entities may violate federal law if they intentionally aid and abet another in violating these federal controlled substance laws, or conspire with another to violate them.

For example, the California Bureau of Cannabis Control sent nine hundred (900) warning letters to marijuana shops suspected of operating without a state license. The Bureau also issued a cease-and-desist letter to the operator of an online directory of marijuana dispensaries, products, and delivery services. The letter threatened fines and criminal penalties if the company did not remove the listings for unlicensed marijuana businesses. Likewise, if we unknowingly do business with unlicensed entities, we may be subject to similar regulatory action that would halt our operations and affect our financial performance.

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Local, state, federal, and international hemp and cannabis/marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance requirements. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that cannabinoid-related regulations may be enacted in the future that will be directly applicable to our business. It is also possible that the federal government will begin strictly enforcing existing laws. Until Congress amends the CSA or the executive branch de-schedules or reschedules cannabis under it, there is a risk that federal authorities may enforce current federal law. Enforcement of the CSA by federal authorities could impair our revenue and profit, and it could even force us to cease operations. The risk of strict federal enforcement of the CSA in light of congressional activity, judicial holdings, and stated federal policy, including enforcement priorities, remains uncertain.

If we are unable to attract and retain key personnel, we may not be able to effectively compete in our market.

Our success will depend, in part, on our ability to attract and retain key management beyond what we have today. We will attempt to enhance our management and technical expertise by recruiting qualified individuals with desired skills and experience in certain targeted areas. An inability to retain employees and to attract or recruit and keep sufficient additional employees could have a material adverse effect on our business, financial condition, results of operations, and cash flows, as well as limit or delay our ability to develop and market our products.

We may not be able to effectively manage our growth and operations, which could materially and adversely affect our business.

We may experience rapid growth and development in a relatively short time span through our marketing efforts. The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel, and the training of new personnel. We intend to hire additional personnel in order to manage our expected growth and expansion. Failure to successfully manage our possible growth and development could have a material adverse effect on our business and the value of our common stock.

We may be unable to adequately protect or defend our intellectual property rights.

Our ability to compete partly depends on the superiority, uniqueness, and value of our intellectual property and technology, held directly or under license or royalty agreements with third parties. To protect our proprietary rights, we will rely on a combination of copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. However, we may be forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against us relating to intellectual property rights, which could be very costly and might negatively distract management from concentrating on operating the business.

The regulatory environment in our business space is complex, rapidly changing, and difficult to predict.

Investors should be aware that state and federal regulations in our business space are complex, and sometimes contradictory or inconsistent as between federal and state, or state to state regulations. However, positive changes have occurred in this industry in recent years, and it can be reasonably expected that the regulatory environment will continue to evolve in favorable way. A change in administrations on the federal level may result in significant changes in federal regulations and related enforcement, which could portend difficulties in planning and predicting future events. We might also encounter certain obstacles in implementing our business plan that include but are not limited to insurance issues. We intend to comply at all times and to the extent practicable with applicable regulations, but recognize that it may be difficult to always know what the regulatory requirements are, or whether or when such requirements will change.

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In the states where medicinal or retail cannabis is permitted, local zoning laws and regulations could adversely affect us and our purchasers, including causing some of the operations to close, which would have a material adverse effect on our business.

In some cities or counties, a cannabis business is prohibited from being located within a certain distance from schools or churches, or otherwise prohibited from operating in areas that are not zoned for cannabis sale or cultivation. These local laws and regulations may cause some operations to close, impacting our revenue and having a material adverse effect on our business.

If no additional states allow the medicinal or recreational use of cannabis, or if one or more states that currently allow it reverses its position, we may not be able to continue our growth.

While we believe that the number of states that allow the use of medicinal and retail cannabis will continue to grow, there can be no assurance that it will, and if it does not, there can be no assurance that the existing states which permit the medicinal or recreational use of cannabis, and/or the District of Columbia, won’t reverse their position and disallow it. If either of these things happens, then not only will our growth be materially impacted, we may experience declining revenue as the market declines.

Because we are in the cannabis industry, we will have a difficult time obtaining insurance coverage that is desired to operate the business, which may expose us to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as workers compensation, general liability, and directors’ and officers’ insurance, will be more difficult for us to find, and more expensive, because we engage in the cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit growth, and may expose us to additional risk and financial liabilities.

Because we are in the cannabis industry, we will have a difficult time obtaining the various business services, such as banking and credit card services that are desired to operate the business, which may expose us to additional risk and financial liabilities.

Most banks and credit card companies adhere to federal policies that are currently in flux and that otherwise disallow each to service a business involved in the cannabis industry. Because of these policies, we will have difficulty finding deposit, checking, credit card and other financial service providers that are otherwise readily available. There are no guarantees that we will be able to find such business services in the future, or that the cost will be affordable. If we are forced to go without such services, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

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Litigation by States Affected by Marijuana Legalization May Affect our Ability to Do Business.

Due to variations in state law among states sharing borders, certain states which have not approved any legal sale of medical and/or recreational marijuana may seek to overturn laws legalizing medical and recreational cannabis use in neighboring states. Successful prosecution of such legal actions by non-marijuana states would have significant material adverse effects on us.

Risks Related To Our Common Stock

The offering price is arbitrarily determined and may not be indicative of our actual value.

The Offering Price of the Shares was determined by our management and bears no relationship to our current assets, book value, net worth, or operations, and may not be indicative of the actual value of the Company.

Dilution will result from the sale of Shares under this Offering.

Although the Board of Directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any such issuance, it is possible that the future issuance of additional shares could cause immediate and substantial dilution to the net tangible book value of those shares of our common stock that are issued and outstanding immediately prior to any such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could have a material effect on the market value of the Shares. See “Terms of the Offering” on page 2 and “Description of Securities” on page 30.

The issuance of additional common stock, convertible debt and/or preferred stock could cause substantial dilution to investors in this offering.

Our Articles of Incorporation authorize the issuance of up to 2,000,000 shares of common stock and 200,000 shares of preferred stock. Our Board of Directors has the authority to issue additional shares of common stock and to issue options and warrants to purchase shares of our common stock, up to the amount authorized in our Articles of Incorporation, without shareholder approval and at values that could be less than the price at which you are investing, thus the possibility of substantial dilution.

Because our officers and directors control a large percentage of our common stock, they have the ability to influence matters affecting our shareholders.

Our officers and directors currently beneficially own all of our outstanding common stock prior to the Offering (through our parent company, Triangle 9, Inc.). As a result, they have the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, the future issuance of shares, and the retention or control of management. Investors may find it difficult to replace our management. Decisions could be made that are in the best interest of insiders rather than investors or otherwise that could negatively impact stock value.

In addition, the Board of Directors could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. Currently, we have 100,000 shares of Series A Convertible Preferred Stock outstanding. Each share of Series A Preferred is entitled to 25 votes on all matters on which shareholders are entitled to vote. The Board of Directors has discretion to designate additional shares of preferred stock and create additional classes of preferred stock with liquidation, dividend and voting preferences that are more favorable than those held by holders of common stock.

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The Shares offered under this Offering are restricted securities and will have limited liquidity.

The Shares offered in this Offering are restricted securities under the 1933 Act. Investors will be required to hold these securities for which there will be no current market. Under Rule 144 promulgated under the 1933 Act, as amended, the Shares will have to be held for at least one (1) year prior to sale, unless a registration statement is sooner filed for the benefit of the investors. We have no plans to file a registration statement. Even if we filed such a registration statement, there may be no market for the Shares. You may not be able to sell the Shares if a market does not develop or may need to hold the Shares for a long period of time before a market develops.

All investors in this Offering are required to execute a Joinder Agreement to be subject to the terms of a Shareholders Agreement by and between us and our sole shareholder.

On July 31, 2021, we entered into a Shareholders Agreement with our sole shareholder, Triangle 9, Inc. Pursuant to the agreement, no shareholder who is a party to the agreement may engage in a direct or indirect sale, assignment, pledge, transfer (voluntary or involuntary, whether by action of law, order of any court, contract, gift, will, laws of intestacy, division in the context of a divorce or separation proceeding, or otherwise) or exchange or encumbrance (including the grant of a mortgage, trust deed, security interest or other encumbrance of any kind) of our securities, except upon the death or incapacity of the shareholder, or for estate planning purposes. Further, upon a Triggering Event (defined in the agreement to include death, incapacity, bankruptcy of shareholder, or a breach of the agreement by a shareholder), we have the option to purchase our securities from the shareholder at its then-fair market value. Triangle 9, Inc. also has a call option to purchase securities held by our investors at the then-fair market value. Finally, we have a right of first refusal to match the purchase price and terms of sale upon any proposed sale of our securities by a shareholder.

There is no public trading market for our common stock, which may impede your ability to sell our shares.

Currently, there is no trading market for our common stock, and there can be no assurance that such a market will commence in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. If a trading market does commence, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of the shares offered. Moreover, due to the relatively low price of our securities, many brokerage firms may not effect transactions in our common stock if a market is established. Rules enacted by the SEC increase the likelihood that most brokerage firms will not participate in a potential future market for our common stock. Those rules require, as a condition to brokers effecting transactions in certain defined securities (unless such transaction is subject to one or more exemptions), that the broker obtain from its customer or client a written representation concerning the customer’s financial situation, investment experience and investment objectives. Compliance with these procedures tends to discourage most brokerage firms from participating in the market for certain low-priced securities.

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The forward-looking statements contained in this Memorandum may prove incorrect.

This Memorandum contains certain forward-looking statements, including among others: (i) anticipated trends in our financial condition and results of operations; (ii) our business strategy for expanding distribution; and (iii) our ability to distinguish ourselves from our current and future competitors. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this “Risk Factors” discussion, important factors to consider in evaluating such forward-looking statements include: (i) changes to external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) anticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the mining and natural resources industry; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this “Risk Factors” discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Memorandum will, in fact, transpire.

General Risk Factors

We will incur ongoing costs and expenses for SEC reporting and compliance, without increased revenue we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

Going forward, we will have ongoing SEC compliance and reporting obligations. Such ongoing obligations will require us to expend additional amounts on compliance, legal and auditing costs. In order for us to remain in compliance, we will require increased revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to generate sufficient revenues to remain in compliance, it may be difficult for you to resell any shares you may purchase, if at all.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this offering circular, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this offering circular.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this offering circular to conform these statements to actual results, unless required by law.

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USE OF PROCEEDS

The net proceeds to use from the sale of the Shares will be $67,500,000 if the entire offering is sold. The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them, assuming the sale of, respectively, 25%, 50%, and 100% of the Shares.

	Assumed Percentage of Shares Sold
	25%	50%	100%
Price to Public	$18,750,000	$37,500,000	$75,000,000
Selling agent commissions	$1,875,000	$3,750,000	$7,500,000
Other Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$16,845,000	$33,720,000	$67,470,000

Purchase of Real Estate	$14,345,000	$29,720,000	$61,470,000
Working capital	$2,500,000	$4,000,000	$6,000,000
Total use of proceeds	$16,845,000	$33,720,000	$67,470,000

PLAN OF DISTRIBUTION

The Shares are being sold through our marketing efforts and an online investment portal. We have also engaged Dalmore Group, LLC (“Dalmore”), a broker-dealer registered with the Commission and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), to act as the broker-dealer of record for this Offering. As compensation, the Company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the Offering to support the Offering on all newly invested funds after the issuance of a No Objection Letter by FINRA and a 4% commission for investors that initiate their investment through a Dalmore Group, LLC referral. In addition, the Company has paid Dalmore a one-time advance set up fee of $5,000 to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore, such as, among other things, preparing the FINRA filing. Dalmore will refund any fee related to the advance to the extent it is not used, incurred or provided to the Company. In addition, the Company will pay a $20,000 consulting fee that will be due after FINRA issues a No Objection Letter.

This is an offering of 1,500,000 shares of our common stock issued by the Company. None of our officers, directors, or affiliates is selling any securities in this offering. There is no minimum number of Offering Shares that we must sell in order to conduct a closing in this offering.

We have arranged for the sale of securities to investors on a “best efforts” basis, meaning that they need only use their best efforts to sell the securities. Any third party we engage may sell some of the Offering Shares through selected dealers.

The offering price of the Offering Shares was determined by us. This determination was done without reference to our book value or asset values or by the application of any customary, established models for valuing companies or securities. Accordingly, the offering price may not be indicative of any amounts you might receive should you seek to sell your shares or should there be a liquidation of our company. In addition, such prices are not necessarily indicative of any prices at which our securities may trade, or any value that might be ascribed to our company after the completion of the offering. See “Dilution” on page 15.

Our officers and directors shall be entitled to purchase Offering Shares in the offering. Any such purchases shall be conducted in compliance with the applicable provisions of Regulation M.

The Subscription Agreement that will be used by purchasers of the Offering Shares requires that the Purchaser (i) irrevocably submits to the exclusive jurisdiction and venue of the courts of the State of Nevada in any action arising out of the Subscription Agreement and the Offering Circular and (ii) consents to the service of process by mail. Notwithstanding the foregoing, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and thus the exclusive jurisdiction provision does not apply to Securities Act claims.

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Procedures for Subscribing

We will hold an initial closing on any number of Offering Shares at any time during the Offering Period when we determine and thereafter may hold one or more additional closings until we determine to cease having any additional closings during the Offering Period. We will close on proceeds based upon the order in which they are received. We will consider various factors in determining the timing of any additional closings following the initial closing, including the amount of proceeds received at the initial closing and any prior additional closings.

We may decide to close the offering early or cancel it, in our sole discretion. If we extend the offering, we will provide that information in an amendment to this offering circular. If we close the offering early or cancel it, we may do so without notice to you, although if we cancel the offering all funds that may have been provided by any investors will be promptly returned without interest or deduction.

Discounts, Commissions and Expenses

We shall be responsible for and pay all expenses relating to the offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the Shares to be sold in the offering with the SEC and the filing of the offering materials; (b) all fees and expenses relating to the registration or qualification of the Offering Shares; as required under the “blue sky” laws, including the fees of counsel selected by us; (c) the costs of all mailing and printing of the offering documents; (d) fees and expenses of the transfer agent for such shares; (e) our road show expenses; (f) the fees and expenses of our accountants and the fees and expenses of our legal counsel and other agents and representatives; and (g) any fees or commissions we incur from our broker-dealer to market the offering.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the lead selling agent that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction outside of the U.S., except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such an offer or a solicitation is unlawful.

DETERMINATION OF OFFERING PRICE

The offering price of the Offering Shares was determined by us. This determination was done without reference to our book value or asset values or by the application of any customary, established models for valuing companies or securities. Accordingly, the offering price may not be indicative of any amounts you might receive should you seek to sell your shares or should there be a liquidation of our company. In addition, such prices are not necessarily indicative of any prices at which our securities may trade, or any value that might be ascribed to our company after the completion of the offering.

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DILUTION

The difference between the offering price per share of our common stock in this offering and the Pro Forma As Adjusted net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the total number of outstanding shares of common stock.

As of December 31, 2021, on an Actual basis and a Pro Forma basis, our net tangible book value is as follows:

	Actual	Pro Forma
Net Book value	$-	$67,470,000
Less: (intangibles assets)	-	-
Net tangible book value	$-	$67,470,000

Total common shares outstanding - Pro Forma		1,900,000

Net tangible book value per common share - Pro Forma	$	35.51

After giving effect to the sale of the Shares in this offering, on a Pro Forma As Adjusted basis, our net tangible book value would be $67,470,000, or $35.51 per common share, after deducting selling agents’ discounts, commissions, a non-accountable expense allowance and expenses of this offering totaling approximately $7,530,000. This represents an immediate increase in Pro Forma As Adjusted net tangible book value of $35.51 per share to our existing stockholders and an immediate dilution of $14.49 per share to investors purchasing shares in this offering.

The following table illustrates the dilution to new investors on a per-share basis:

Offering price per share		$50.00
Pro Forma net tangible book value per share before this offering	$-
Increase in Pro Forma As Adjusted net tangible book value per share attributable to investors purchasing shares in this offering	35.51
Pro Forma As Adjusted net tangible book value per share after this offering		35.51
Dilution in Pro Forma As Adjusted net tangible book value per share to investors in this offering		$14.49

The following table sets forth information with respect to our existing stockholders and the new investors as follows:

					Average Price Per
	Shares Purchased		Total Consideration		Share
	Number	Percent	Amount	Percent	$
Existing stockholders	400,000	20%	$400	0.001%	$0.001
New investors	1,500,000	80%	75,000,000	99.999%	$50.00
Total	1,900,000	100%	$75,000,400	100.000%	$39.47

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MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER

MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

There is not now and there may not be in the foreseeable future any public market for the Shares. No resale or transfer will be permitted except in accordance with the provisions of the Subscription Agreement, the 1933 Act and applicable state securities laws. See “Risk Factors” on page 6.

Holders

As of June 7, 2022, there were 400,000 shares of our common stock issued and outstanding and held by one (1) shareholder, Triangle 9, Inc.

Dividend Policy

We have not paid any dividends on our common stock and do not expect to do so in the foreseeable future. We intend to apply our earnings, if any, in expanding our operations and related activities. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, our financial condition and other factors deemed relevant by the Board of Directors.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Summary Overview

We were incorporated on June 16, 2021. For the period from inception (June 16, 2021) through December 31, 2021, we were engaged in formation activities and thus had no revenues or expenses. Our management is looking for suitable properties to purchase and/or build in fulfillment of our business plan.

Going Concern

We lack significant working capital and have only recently commenced operations. We will incur significant additional costs before significant revenue is achieved. These matters raise substantial doubt about our ability to continue as a going concern. During the next 12 months, we intend to fund its operations with funding from our proposed Regulation A offering, and additional debt and/or equity financing as determined to be necessary. There are no assurances that management will be able to raise capital on acceptable terms. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The balance sheet and related financial statements do not include any adjustments that might result from these uncertainties.

Results of Operations for the Period from Inception (June 16, 2021) through December 31, 2021

Revenues and Income (Loss)

We had no revenues during the referenced period. We had general and administrative expenses of $176,717 and sales and marketing expenses of $10,000, for total operating expenses of $186,717. Our operating loss for the referenced period was $186,717.

Liquidity and Capital Resources

Introduction

As of December 31, 2021, we had cash of $14,175 and total assets of $14,175. As of December 31, 2021, we had accounts payable of $37,078, accrued expenses of $108,333, and notes payable – related party of $57,293, for total liabilities of $202,704. All of our expenses and liabilities were related to our start up activities.

Cash Requirements

Our cash on hand as of December 31, 2021 was $14,175. Until we identify our first real estate acquisition, we do not anticipate incurring expenses other than nominal formation expenses, which will be funded using the Senior Secured Line of Credit Convertible Promissory Note entered into with our parent company, Triangle 9, Inc.

Operating Activities

Our operating activities during the period from inception (June 16, 2021) through December 31, 2021 consisted of our net loss of $188,529, offset by changes in accounts payable and accrued expenses of $145,411 and changes in other current liabilities of $57,293. Our net cash provided by operating activities was $14,175.

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Investing Activities

We had no investing activities during the period from inception (June 16, 2021) through December 31, 2021.

Financing Activities

We had no investing activities during the period from inception (June 16, 2021) through December 31, 2021. Until we identify our first real estate acquisition, we do not anticipate incurring expenses other than nominal formation expenses, which will be funded using the Senior Secured Line of Credit Convertible Promissory Note entered into with our parent company, Triangle 9, Inc.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in our consolidated financial statements and related notes. Our significant accounting policies are described in Note 2 to our financial statements for the period from inception (June 16, 2021) to December 31, 2021. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and such differences may be material.

Management considers the following policies critical because they are both important to the portrayal of our financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Recent Accounting Pronouncements

Our management has considered all recent accounting pronouncements issued since the last audit of our financial statements. Our management believes that these recent pronouncements will not have a material effect on our financial statements.

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BUSINESS

Corporate History

We were incorporated on June 16, 2021 in the State of Delaware.

Overview

We will purchase or build real estate to lease to operators across the various legal cannabis markets within the United States (and potentially abroad). Investments may include cultivation facilities, manufacturing/processing facilities, retail stores, distribution facilities, testing labs, and land for cultivation. We will endeavor to lease to diverse operators and look specifically to social equity licensing programs at the state and local levels for finding viable operators.

The Market

We anticipate that our initial target market will be California. We also intend to target other states, as described below.

Arizona voted in 2016 to legalize cannabis for adults. In 2022, the state had 129 licensed cannabis dispensaries for medicinal purposes, and more than 266,000 registered patients were able to legally buy cannabis. The market for the sale of cannabis for medicinal purposes in Arizona estimated to amount to 690-810 million dollars in 2021 and is estimated at up to 920 million dollars in 2022 alone. Recreational sales of cannabis began on January 22, 2021 with sales projected for the year between $550M and $650M and growing to up to $2.3B by 2024.

California represents 62% of the national market for medicinal cannabis with an estimated turnover of 2.7 billion dollars in 2015. The market has been operating under limited government regulation for more than 20 years. In 2015, California took steps to introduce stricter regulations for cannabis shops with medicinal use. California has a passed a ballot initiative modeled on successful initiatives in Washington and Colorado in November 2016. Sales in the California adult cannabis market reached $1.4 billion in the first full year of operation and $5.5 billion in 2021. The initiative created a regulated framework for the legalization, sale and taxation of the sale of cannabis for adults and medicinal purposes, similar to the sale of alcohol. Projections for 2024 estimate up to $6.6 billion in retail adult use cannabis sales.

Maryland's strategic position to boost its growth is that it borders the District of Columbia, where it is legal to possess and use cannabis but to not sell it. Due to the market environment in Maryland that is believed to be conducive to the legalization of medical cannabis use in the state, the market for medical cannabis in Maryland exceeded projected growth rates selling $242 million in 2019 and doubling in 2020 for sales of $460 million. By 2024 Sales of medical cannabis may reach up to $825 million.

Illinois began recreational sales of cannabis in 2020 with inception-to-date sales now eclipsing $1 billion. Current trends indicate that the market will exceed $1 billion in sales for the calendar year 2021 alone. The State plans to issue more licenses to operators throughout the value chain. By 2024 sales of adult use cannabis could reach more than $3 billion.

In 2015, the market for medical cannabis in Massachusetts was $79 million, and it was projected to grow to $787 million in 2016 when the state regulatory framework expires. Massachusetts has since passed adult-use legislation and has sold over $1.7 billion in cannabis since January 2019. 2021 adult use cannabis sales are estimated between $1.2-1.5 billion in addition to between $280-345 million. Combined medical and adult use cannabis sales in 2024 are projected between $2-2.5 billion.

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Nevada passed legislation allowing the adult cannabis market in Nevada which overtook the medical market with adult sales accounting for between $875 million to $1.2 billion in 2021 despite closures of dispensaries during the early COVID-19 related lockdowns instituted by the State Governor’s office.  Sales could exceed $1.2 billion by 2024.

In 2021, sales of cannabis for medicinal purposes in the state of New York were estimated at as much as $310 million. The size of the medical cannabis market in New York is modest compared to other similar sizes states which still ban smoking cannabis. The New York market is expected to remain conservative until legislative changes allow smoking of other cannabis products and levy formats. In March of 2021, New York legalized recreational cannabis use and projects $2.5 billion in sales by its fifth year.

Although we currently intend to target the above states, we may also invest in state-licensed medical-use cannabis cultivation facilities in other states in which the market and legal conditions satisfy our investment criteria.

Patents and Intellectual Property Rights

We have not filed for any intellectual property protection. However, we rely on intellectual property law that may include a combination of copyright, trade secret and confidentiality agreements to protect our intellectual property. Our employees and independent contractors will be required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership that they may claim in those works. Despite our precautions, it may be possible for third parties to obtain and use without consent intellectual property that we own. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

From time to time, we may encounter disputes over rights and obligations concerning intellectual property. While we believe that our product and service offerings do not infringe the intellectual property rights of any third party, we cannot assure you that we will prevail in any intellectual property dispute. If we do not prevail in such disputes, we may lose some or all of our intellectual property protection, be enjoined from further sales of the applications determined to infringe the rights of others, and/or be forced to pay substantial royalties to a third party.

Governmental Controls, Approval and Licensing Requirements

United States Federal Law Overview

The consumption, sale and possession of all forms of cannabis remains illegal under U.S. federal law.

Cannabis is currently a Schedule I controlled substance under the Controlled Substance Act (“CSA”) and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession and/or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the “DOJ”) describes Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the CSA in the states, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a USD$50 million fine.

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Although cannabis is currently a Schedule I drug under the CSA, three documents have recently guided federal policy towards state legalization enforcement:

•	August 2013: The Cole Memorandum issued by the U.S. Justice Department;

•	February 2014: FinCEN Guidance Statement; and

•	December 2014: The Rohrabacher Amendment to the Federal omnibus spending bill.

The Cole Memorandum

In August 2013, then-Attorney General James Cole issued a memorandum (the “Cole Memo”) to all U.S. Attorneys, which was published by the Department of Justice (“DOJ”) and identified eight enforcement priority areas for cannabis. The Cole Memo, while not technically policy, was widely perceived as a safe harbor for operators in the legal cannabis space.

On January 4, 2018, United States Attorney General Jeff Sessions rescinded the Cole Memo. As of the date of this memorandum, it is too early to tell what the impact of this rescission will be. A copy of Attorney General Jeff Sessions Cole Memo can be provided upon request.

FinCen Guidance Statement

In February of 2014, a joint statement by the Justice Department and the US Treasury’s Financial Crimes Enforcement Network (“FinCEN”) provided guidelines for FDIC insured banks to bank state-legal cannabis businesses. The Guidance requires banks to perform extra due diligence on legal cannabis businesses and establishes red flags for filing three levels of confidential Suspicious Activity Reports (SARs). The statement was a watershed event for the cannabis industry as it outlined the terms under which the banking system could serve the legal cannabis industry.

On January 11, 2018, FinCEN issued a statement that their cannabis related guidance remains in place, alleviating some concerns that banking would become more difficult in the wake of Mr. Sessions’ announcement referenced above.

The Rohrabacher–Farr Amendment

A year after the Cole Memo was issued, Congress passed the Rohrabacher–Farr Medical Marijuana Amendment (the “Rohrabacher–Farr Amendment”), which amendment became law in December 2014 as part of an omnibus spending bill and the amendment’s bipartisan passage was the first time either chamber of Congress had voted to protect medical cannabis patients. This legislation prohibited the DOJ from spending funds to enforce federal cannabis laws in states which had passed medical cannabis laws and specifically prevented the DOJ from interfering with the implementation of states’ medical cannabis programs.

In unison, these legal changes have meant that cannabis operators and investors in states with legal regimes felt sufficiently protected by the federal government’s position to establish cannabis businesses in those states.

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The possibility exists that there will be sweeping changes to federal cannabis laws within the next decade, including the rescheduling of cannabis from its current status as a Schedule I substance – a classification that includes most dangerous drugs – to Schedule II or III status under The Controlled Substances Act (“CSA”), the 1970 statute which established federal U.S. drug policy. There is also the possibility of a complete de-scheduling, which would bring cannabis regulations closer to those for alcohol. However, the unpredictability of the timing for the change to federal policy coupled with the uncertainty about the nature of the changes to the law prevent any accurate prediction of the extent to which the national market will grow following the changes.

State-Level Overview

The number of licenses issued/available differ by state and not all licenses are created equal. Some states (like Florida) issue a single license which gives a broad mandate that involves several dispensaries and a cultivation facility (vertical operations). Many other states issue a single license for each location and further differentiate licenses by either cultivation or dispensary operations. Several medicinal-use states provide the license to cultivate and/or dispense cannabis to a not-for-profit entity which must then contract with an independent for-profit entity to obtain the capital and management services necessary to develop operations.

The Size of the Cannabis Market

The legal cannabis market in the United States generated estimated sales of $8 billion in 2017, according to Ackrell Capital, with annual sales projected to grow at a compound annual growth rate (CAGR) of 32% to reach more than $75 billion by 2025. The cannabis market is comprised of eighteen (18) states (plus the District of Columbia) that permit adult recreational use of cannabis and thirty-six (36) states that permit medicinal use for licensed patients. Forty-five (45) states and the District of Columbia have passed at least one law that permits the manufacture, distribution, dispensing or possession of cannabis. The current illegal cannabis market is estimated to be approximately $45 billion annually. According to Ackrell Capital, if federal legalization occurs the legal market could be more than twice the size of the current illegal market, exceeding $100 billion annually.

The cannabis industry’s dramatic expansion is fueled by two parallel forces – the addition of new legal markets as more states pass laws permitting cannabis use, and sustained growth in demand in legal states as consumers transition from the illegal to the legal market.

Positive public and investor sentiment towards the cannabis industry has consistently grown over time. Public support for legal recreational use is up to 68%, according to a Gallup poll from 2021, and adult cannabis   use is up to 16%, according to a Gallup poll from 2020. The percentage of the American population living in a state with some form of cannabis program has grown to over 90% within the last two decades.

Despite the expanding market for legal cannabis and broad public support, traditional sources of financing, including bank lending and private capital, are lacking due to the fact that cannabis remains a Schedule 1 substance under the CSA. These traditional sources of financing are expected to remain scarce until the federal government legalizes cannabis cultivation and sales or removes it from the list of Schedule I controlled substances.

Competition between companies in the marijuana industry revolves primarily around the ability to attract community support, understand government policies and their implications, adjust to changing regulations, market differentiated products and develop effective marijuana strains and alternative products.

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Competition

As use of cannabis becomes legalized in more states, we believe our early-mover advantage in cannabis markets will give us a competitive advantage over competitors just entering the market. Nonetheless, the current market for properties that meet our investment objectives may be limited. We believe finding properties that are appropriate for the specific use of allowing medical-use cannabis growers may be limited as more competitors enter the market. We face significant competition from a diverse mix of market participants, including but not limited to, other public companies with similar business models, independent investors, hedge funds and other real estate investors, hard money lenders, and cannabis operators themselves, all of whom may compete with us in our efforts to acquire real estate zoned for medical-use cannabis facilities. Several competitors have recently entered the marketplace, including Kalyx Development, Inc., AmeriCann, Inc., Zoned Properties, Cannabis-RX, Inc., The Cannabis Business Group, Inc., MJ Holdings, Inc., MJ Real Estate Investors, Home Treasure Finders, Inc., Advanced Cannabis Solutions, Inc., Innovative Industrial Properties, Inc., New Lake Capital Partners, Inc., Power REIT, Inc., and Grow Condos, Inc. In some instances, we will be competing to acquire real estate with persons who have no interest in the cannabis industry but have identified value in a piece of real estate that we may be interested in acquiring.

These competitors may prevent us from acquiring desirable properties or may cause an increase in the price we must pay for properties. Our competitors may have greater resources than we do and may be willing to pay more for certain assets or may be willing to accept more risk than we believe can be prudently managed. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, due to a number of factors, including but not limited to potential greater clarity of the laws and regulations governing medical-use cannabis by state and federal governments, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If we pay higher prices for properties, our profitability may decrease, and you may experience a lower return on your investment. Increased competition for properties may also preclude us from acquiring those properties that would generate attractive returns to us.

Employees

We currently have two (2) employees, Jennifer Thomas and Steven Berg, who are also our officers and directors.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth the names, ages, and biographical information of each of our current directors and executive officers, and the positions with the Company held by each person, and the date such person became a director or executive officer of the Company. Our executive officers are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Family relationships among any of the directors and officers are described below.

Name	Age	Position(s)

Jennifer Thomas	39	Chief Executive Officer, Director (2021)

Steven Berg	58	Chief Financial Officer, Secretary, Director (2021)

Jennifer Thomas, age 39, has been our Chief Executive Officer and a member of our Board of Directors since September 1, 2021. A lawyer by training, Ms. Thomas becomes the first chief executive to steward the Triangle 9 platform. The common thread in Ms. Thomas’ work has been her focus on broadening access to highly regulated industries so more companies, start-ups and consumers from diverse backgrounds can benefit from cutting-edge innovation. With more than half a decade of cannabis industry experience and 11+ years of corporate regulatory, financial markets and legal experience Ms. Thomas is uniquely suited to lead the Company. Driven by her own past family experiences navigating burgeoning industries for start-up companies and observing the limited investment opportunities for smaller and more diverse investors Ms. Thomas calls “the democratization of cannabis investing the financial justice issue of our age.” She comes to the Company from the top worldwide law firm Jones Day where she served as a senior attorney in the Merger & Acquisitions and Banking & Finance practice groups. There she was instrumental in the early-stage development of the firm’s Financial Institutions, Litigation and Regulations practice group – giving her a deep understating of the banking and financial markets. Ms. Thomas focused on real property deals, by arranging and syndicating real estate lending transactions and structuring agreements to balance differing rights and obligations of lenders and agents and multi-tiered real property financings. After to her time at Jones Day, Ms. Thomas was lead corporate and transactional counsel at Privateer Holdings. In that role, she helped lead the roll out of the company’s celebrity lifestyle and cannabis brands. Her team conducted a comprehensive analysis of the company’s policies, programs and personnel. She was critical in advising the company on strategy and regulatory compliance during the roll-out of its multi-state operations, retail sales and supply chain issues. She championed the repeal of the company’s hiring policy that excluded workers with prior non-violent possession offenses. Ms. Thomas then served as the Chief Legal Officer of Province Brands, a cannabis food and beverage technology company with a robust intellectual property portfolio, for several years. Ms. Thomas managed the company’s real property portfolio holdings. She was later appointed to the Chief Executive Officer position by the company’s board of directors. The Board tasked Ms. Thomas with shepherding the company through tumultuous times and led the initiatives to re-platform the company from a cannabis beer company to a food and beverage technology company. As CEO she also spearheaded the company’s transition from a pre-revenue entity into a revenue driven commercial operation.

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Ms. Thomas has significant experience leading and developing corporate strategy and building business teams in a start-up environment. In her spare time, she recently founded the State Bar of Georgia’s cannabis and hemp law section and served as an inaugural board member of the Canadian Cannabis Beverage Alliance. Ms. Thomas received her JD from Howard University School of Law and her BFA from Southern Methodist University.

Steven Berg, age 58, has been our Chief Financial Officer, Secretary, and a member of our Board of Directors since September 1, 2021. He is a business leader with over 30 years’ experience spanning investment banking to building prominent companies in the cannabis industry. He has leveraged his background in strategy, capital raising and finance to build some of the most successful brands in cannabis. Berg is passionate about creating sustainable value through innovative strategy, execution via best practices, and high ethical standards for the benefit of all enterprise stakeholders. His key professional accomplishments have been achieved in executive roles at consumer products and financial companies. Berg most recently was CEO of NWT Holdings, LLC (dba Firefly Vapor, from June 2017 to December 2019), a leader in cannabis vaporization technology and consumer products. After taking the helm of the innovative startup company in 2017, Berg streamlined operations and managed new product development to position for growth. To scale the brand, he then successfully negotiated and executed the acquisition of Firefly by SLANG Worldwide Inc. as an integral component to SLANG’s IPO on the Canadian Stock Exchange. Prior to Firefly, Berg was the CFO of NWT Holdings, Inc. (dba O.penVAPE / Organa Brands, from December 2013 to June 2016), a Colorado pioneer in cannabis vaporization and oil extraction products. In addition to managing corporate finances and strategic initiatives, he drove brand expansion into multiple new state markets through recruitment of new operational partners and structuring license agreements. Prior to O.penVAPE, Berg was a founding partner of the ArcView Group’s successful ArcView Investor Network (May 2011 – November 2013), the cannabis industry’s first private investor network. ArcView has raised over $300 million in funding for startup entrepreneurs, venture and growth-stage companies. He conceived the network structure, engineered initial operations, and recruited charter investor members that built the foundation for ArcView’s success. Before entering the legal cannabis arena, Berg worked as an investment banker for major financial firms. He served as a Managing Director in the Capital Markets Group at Wells Fargo Bank in San Francisco, focusing on structured and derivatives transactions in corporate finance and developing multiple new funding and risk management products. He previously was with Union Bank of Switzerland and BNP Paribas in New York, where he worked in leveraged mergers and acquisitions, as well as in derivatives trading and risk management functions in the capital markets. Berg holds an M.B.A. from New York University Stern School of Business, and an undergraduate degree in Finance and Accounting from San Francisco State University. He currently resides in the San Francisco Bay Area.

Family Relationships

There are no family relationships between any of our officers or directors.

Other Directorships; Director Independence

Other than as set forth above, none of our officers and directors is a director of any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

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For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The NASDAQ definition of “Independent Officer” means a person other than an Executive Officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. According to the NASDAQ definition, none of our directors are independent.

Board Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by its Board of Directors as a whole. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place. We intend to create board committees, including an independent audit committee, in the near future.

We do not currently have a process for security holders to send communications to the Board.

Since our inception, the Board of Directors met as necessary.

Involvement in Certain Legal Proceedings

None of our officers or directors has, in the past ten years, filed bankruptcy, been convicted in a criminal proceeding or named in a pending criminal proceeding, been the subject of any order, judgment, or decree of any court permanently or temporarily enjoining him or her from any securities activities, or any other disclosable event required by Item 401(f) of Regulation S-K.

Code of Ethics

We have not adopted a written code of ethics, primarily because we believe and understand that our officers and directors adhere to and follow ethical standards without the necessity of a written policy.

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EXECUTIVE COMPENSATION

Narrative Disclosure of Executive Compensation

Effective September 1, 2021, we entered into an employment agreement with Jennifer Thomas to serve as our Chief Executive Officer. Pursuant to the terms of the agreement, Thomas’ salary of $175,000 per year will accrue until we raise at least Five Million Dollars ($5,000,000) in one or more series of equity financings, at which time her deferred compensation will be paid in a one-time, lump-sum payment, and her salary will increase to $200,000 per year. In addition, Thomas will be issued restricted stock units in an amount equal to ten percent (10%) of the fully-diluted outstanding equity of our parent company, Triangle 9, Inc. The RSU’s will vest over a period of three (3) years.

Effective September 1, 2021, we entered into a verbal employment arrangement with Steven Berg to serve as our Chief Financial Officer. Pursuant to the terms of the arrangement, Berg’s salary of $150,000 per year will accrue until we raise at least Five Million Dollars ($5,000,000) in one or more series of equity financings, at which time his deferred compensation will be paid in a one-time, lump-sum payment, and his salary will increase to $175,000 per year. In addition, Thomas will be issued restricted stock units in an amount equal to seven and one-half percent (7.5%) of the fully-diluted outstanding equity of our parent company, Triangle 9, Inc. The RSU’s will vest over a period of three (3) years.

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our President, Secretary, and Treasurer for the period from inception to December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other ($)	Total ($)

Jennifer Thomas	2021	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
CEO

Steven Berg	2021	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
CFO and Secretary

Director Compensation

For the period from inception through December 31, 2021, none of the members of our Board of Directors received compensation for his or her service as a director.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

 RELATED STOCKHOLDER MATTERS

The following table sets forth, as of June 7, 2022, certain information with respect to our equity securities owned of record or beneficially by (i) each of our Officers and Directors; (ii) each person who owns beneficially more than 10% of each class of our outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Name and Address (1)	Common Stock Beneficial Ownership		Percentage of Common Stock Beneficial Ownership (2)
Jennifer Thomas (3)	-0-		-0-

Steven Berg (3)	-0-		-0-

Triangle 9, Inc. (4)	500,000	(5)	100%

All Officers and Directors as a Group (2 Persons)			-0-%

(1)	Unless otherwise indicated, the address of the shareholder is c/o Triangle 9 Real Estate, Inc.

(2)

Unless otherwise indicated, based on 400,000 shares of common stock issued and outstanding. Shares of common stock subject to convertible preferred stock and options or warrants currently exercisable, or exercisable or convertible within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(3)	Indicates one of our officers or directors.

(4)

Triangle 9, Inc., a Delaware corporation, is owned by Mr. Lams and Mr. Tabsh in equal amounts, and they make up the entire Board of Directors. Each is deemed to have full voting and dispositive power over the shares held by Triangle 9, Inc.

(5)	Includes 100,000 shares of common stock issuable upon the conversion of 100,000 shares of Series A Convertible Preferred Stock.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above. There are no classes of stock other than common stock issued or outstanding.

There are no current arrangements which will result in a change in control.

28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

AND DIRECTOR INDEPENDENCE

Management Agreement

On July 31, 2021, we entered into a Management Agreement with our sole shareholder, Triangle 9, Inc. Pursuant to the agreement, we agreed to pay to Triangle 9 (a) two percent (2%) of the amount of any funds raised by us from investors upon the sale of any of our securities, including instruments that are convertible into our securities, payable on the closing of any applicable financing; (b) one percent (1%) of the amount of any funds deployed by us for the purchase of any assets held for investment by us, payable on the closing of any asset purchase; and (c) twenty percent (20%) of the net gain (realized value above investment basis, not taking into account depreciation) from the sale of any assets held for investment by us, payable on the closing of any applicable asset sale. This Management Agreement allows us to retain for our investors eighty percent (80%) of our net gains, and is documentation of the “2 and 20” compensation model typical in real estate investments.

Shareholders Agreement

On July 31, 2021, we entered into a Shareholders Agreement with our sole shareholder, Triangle 9, Inc. Pursuant to the agreement, no shareholder who is a party to the agreement may engage in a direct or indirect sale, assignment, pledge, transfer (voluntary or involuntary, whether by action of law, order of any court, contract, gift, will, laws of intestacy, division in the context of a divorce or separation proceeding, or otherwise) or exchange or encumbrance (including the grant of a mortgage, trust deed, security interest or other encumbrance of any kind) of our securities, except upon the death or incapacity of the shareholder, or for estate planning purposes. Further, upon a Triggering Event (defined in the agreement to include death, incapacity, bankruptcy of shareholder, or a breach of the agreement by a shareholder), we have the option to purchase our securities from the shareholder at its then-fair market value. Triangle 9, Inc. also has a call option to purchase securities held by our investors at the then-fair market value. Finally, we have a right of first refusal to match the purchase price and terms of sale upon any proposed sale of our securities by a shareholder.

All investors in this Offering must execute a Joinder Agreement to become subject to the terms of the Shareholders Agreement.

Employment Agreements

Effective September 1, 2021, we entered into an employment agreement with Jennifer Thomas to serve as our Chief Executive Officer. Pursuant to the terms of the agreement, Thomas’ salary of $175,000 per year will accrue until we raise at least Five Million Dollars ($5,000,000) in one or more series of equity financings, at which time her deferred compensation will be paid in a one-time, lump-sum payment, and her salary will increase to $200,000 per year. In addition, Thomas will be issued restricted stock units in an amount equal to ten percent (10%) of the fully-diluted outstanding equity of our parent company, Triangle 9, Inc. The RSU’s will vest over a period of three (3) years.

Effective September 1, 2021, we entered into a verbal employment arrangement with Steven Berg to serve as our Chief Financial Officer. Pursuant to the terms of the arrangement, Berg’s salary of $150,000 per year will accrue until we raise at least Five Million Dollars ($5,000,000) in one or more series of equity financings, at which time his deferred compensation will be paid in a one-time, lump-sum payment, and his salary will increase to $175,000 per year. In addition, Thomas will be issued restricted stock units in an amount equal to seven and one-half percent (7.5%) of the fully-diluted outstanding equity of our parent company, Triangle 9, Inc. The RSU’s will vest over a period of three (3) years.

29

Senior Secured Line of Credit Convertible Promissory Note

Our sole shareholder, Triangle 9, Inc., entered into a Senior Secured Line of Credit Convertible Promissory Note on July 31, 2021 with Jordan Lams and Tarek Tabsh, our former officers and directors and, through Triangle 9, Inc., beneficial owners of all of our outstanding stock. Pursuant to the terms of the note, they have agreed to provide funding to Triangle 9, Inc. in an amount up to $100,000. Triangle 9, Inc. has agreed to accrue interest on the outstanding balance at the rate of 12.5% per annum. The outstanding principal and accrued interest is due and payable on July 30, 2023. The note may be converted, at any time and from time to time, into common stock of Triangle 9, Inc. at a conversion price equal to the lesser of (a) per share, (b) sixty percent (60%) of the lowest price per share at which the Company’s common stock is issued in a Change of Control Transaction, and (c) sixty percent (60%) of the average of the three (3) lowest VWAP’s during the twenty (20) trading day period ending on the last complete trading day prior to the date of conversion. If the Change of Control Transaction is a reverse merger or an IPO, the price per share shall be equal to the amount payable on a share of common stock in the Change of Control Transaction or IPO (or, if no such amount is payable, the fair market value of a share of common stock at the time, as determined by the Board of Directors of the Company in its sole discretion).

Director Independence

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The NASDAQ definition of “Independent Officer” means a person other than an Executive Officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. According to the NASDAQ definition, none of our directors are independent.

30

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 2,000,000 shares of common stock, par value $0.001, and 200,000 shares of preferred stock, par value $0.001, of which 100,000 shares have been designated as Series A Convertible Preferred Stock. As of June 7, 2022, there were 400,000 shares of our common stock issued and outstanding, and 100,000 shares of Series A Convertible Preferred Stock issued and outstanding.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common shareholders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock. The Company’s authorized capital consists of 200,000 shares of preferred stock, $0.001 par value per share, the rights, privileges, and preferences of which can be set by our Board of Directors without further shareholder approval. Only one series of preferred stock has been established, the Series A Convertible Preferred Stock, and currently, 100,000 shares of Series A Convertible Preferred Stock are issued or outstanding and held by Triangle 9, Inc.

Each share of Series A Convertible Preferred Stock is convertible into one share of common stock and is entitled to twenty-five (25) votes on all matters that come before the common shareholders or shareholders generally.

Dividend Policy. We have not declared or paid a cash dividend on our capital stock in our last two fiscal years and we do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Options and Warrants.

There are currently no options or warrants to acquire our common stock outstanding.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Green Growth CPAs was our independent registered public accounting firm for the period from inception through December 31, 2021.

Clyde Snow & Sessions, PC serves as our legal counsel in connection with this offering.

31

PROPERTIES

We do not currently maintain office space.

LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations. However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

32

FINANCIAL STATEMENTS

33

TRIANGLE 9 REAL ESTATE INC.

FINANCIAL STATEMENTS

 FROM INCEPTION (JUNE 16, 2021) TO DECEMBER 31, 2021

(Expressed in United States Dollars)

F-1

F-2

INDEPENDENT ACCOUNTANT’S REVIEW REPORT

To the Board of Directors and Shareholders

of Triangle 9 Real Estate, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Triangle 9 Real Estate Inc. as of December 31, 2021, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows as of Inception (June 16, 2021) to December 31, 2021, and the related notes collectively referred to as the financial statements.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of Inception (June 16, 2021) to December 31, 2021, and the results of its operations and its cash flows for the period the ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

We have served as the Company’s auditor since 2021.

Los Angeles, California

May 11, 2022

F-3

TRIANGLE 9 REAL ESTATE INC. BALANCE SHEET

As of	December 31, 2021
(USD $ in Dollars)
ASSETS
Current Assets:
Cash, cash equivalents & restricted cash	$14,175
Total current assets	14,175

Total assets	$14,175

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	37,078
Accrued Expenses	108,333
Notes Payable - Related Party	57,293
Total current liabilities	202,704

Total liabilities	202,704

STOCKHOLDERS' EQUITY
Common Stock, $0.001 par value, 2,000,000 shares authorized, 400,000 issued and outstanding	400
Series A Preferred Stock, $0.001 par value, 100,000 shares authorized, 100,000 issued and outstanding	100
Preferred Stock, $0.001 par value, 200,000 shares authorized, 0 issued and outstanding	-
Subscription Receivable	(500)
Additional Paid in Capital	-
Retained earnings/ (Accumulated Deficit)	(188,529)

Total stockholders' equity	(188,529)

Total liabilities and stockholders' equity	$14,175

See accompanying notes to financial statements.

F-4

TRIANGLE 9 REAL ESTATE INC. STATEMENTS OF OPERATIONS

Inception (December 31, 2021)	December 31, 2021
(USD $ in Dollars)
Net revenue	$-
Cost of goods sold	-
Gross profit	-

Operating expenses
General and administrative	176,717
Sales and marketing	10,000
Research and development	-
Total operating expenses	186,717

Operating income/(loss)	(186,717)

Interest expense	1,812
Income/(Loss) before provision for income taxes	(188,529)
Provision/(Benefit) for income taxes	-

Net income/ (Net Loss)	$(188,529)

See accompanying notes to financial statements.

F-5

TRIANGLE 9 REAL ESTATE INC. STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

From Inception (June 16, 2021) to December 31, 2021
						Additional		Total
	Common Stock		Series A Preferred Stock		Subscription	Paid in	Accumulated	Shareholders’
(in thousands, $US)	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Equity

Inception date (June 16, 2021)	-	$-	-	$-	$-	$-	$-	-
Issuance of Common Stock	400,000	400	-	-	(400)	-	-	-
Issuance of Series A Preferred Stock	-	-	100,000	100	(100)	-	-	-
Net income/(loss)	-	-	-	-	-	-	(188,529)	(188,529)
Balance—December 31, 2021	400,000	$400	100,000	$100	$(500)	$-	$(188,529)	(188,529)

See accompanying notes to financial statements.

F-6

TRIANGLE 9 REAL ESTATE INC. STATEMENTS OF CASH FLOWS

Inception (June 16, 2021)	December 31, 2021
(USD $ in Dollars)
CASH FLOW FROM OPERATING ACTIVITIES
Net income	$(188,529)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	-
Debt discount and issuance amortization	-
Provision for deferred income taxes	-
Changes in operating assets and liabilities:
Accounts receivable	-
Inventory	-
Prepaid expenses and other current assets	-
Accounts payable and accrued expenses	145,411
Deferred revenue	-
Other current liabilities	57,293
Other long-term liabilities	-
Net cash provided by operating activities	14,175
CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property and equipment	-
Net cash used in investing activities	-
CASH FLOW FROM FINANCING ACTIVITIES
Payments of notes payable	-
Payments of debt issuance costs	-
Proceeds from notes payable	-
Payments related to going public transaction	-
Net cash provided by financing activities	-

Change in cash	14,175
Cash—beginning of year	-
Cash—end of year	$14,175

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$-
Cash paid during the year for income taxes	$-
Purchase of property and equipment not yet paid for	$-

See accompanying notes to financial statements.

F-7

TRIANGLE 9 REAL ESTATE INC. NOTES TO FINANCIAL STATEMENTS FOR YEAR PERIOD ENDED JUNE 30, 2021

All amounts in these Notes are expressed in of United States dollars (“$” or “US$”), unless otherwise indicated.

1. NATURE OF OPERATIONS

Triangle 9 Real Estate Inc., was incorporated on June 16, 2021 in the state of Delaware. The financial statements of Triangle 9 Real Estate Inc., (which may be referred to as the "Company", "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Dover, Delaware.

The Company is primarily focused on leasing of properties to licensed cannabis operators throughout the value chain.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP").

 Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash are deposited in demand accounts at financial institutions that management believes are creditworthy.

Revenue Recognition

The Company will recognize revenues base revenue under the lease agreements with licensed cannabis operators, including up-front fees, on a straight-line basis in equal periodic amounts over the term of the agreement. Revenue derived from providing additional services to residents is recognized as those services are provided. Interest income is recognized when earned.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the year ended December 31, 2021 amounted to $10,000 which is included in Sales and Marketing expense.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

F-8

TRIANGLE 9 REAL ESTATE INC. NOTES TO FINANCIAL STATEMENTS FOR YEAR PERIOD ENDED JUNE 30, 2021

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since Inception.  The Company has recently commenced operations and is not currently under examination by any tax authority.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2021. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.

Subsequent Events

The Company considers events or transactions that occur after the balance sheets date, but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through May 11, 2022, which is the date the financial statements were issued.

F-9

TRIANGLE 9 REAL ESTATE INC. NOTES TO FINANCIAL STATEMENTS FOR YEAR PERIOD ENDED JUNE 30, 2021

Recently Issued and Adopted Accounting Pronouncements

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements.  The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

3. SHAREHOLDERS’ EQUITY

Common Stock

As of June 30, 2021, the Company had authorized 2,000,000 shares of Common Stock with par value of $0.001 per share and 200,000 shares of Preferred Stock with par value of $0.001 of which 100,000 shares are designated as Series A Convertible Preferred Stock. As of June 30, 2021, the Company had 400,000 shares of Common Stock and 100,000 shares of Series A Convertible Preferred Stock issued and outstanding.

F-10

TRIANGLE 9 REAL ESTATE INC. NOTES TO FINANCIAL STATEMENTS FOR YEAR PERIOD ENDED JUNE 30, 2021

4. DEBT

Accrued Expenses

During the year ended December 31, 2021, the Company entered into an employment agreement with two employees, where the Company will pay to such a fix amount accrued until such time as the Company raises at least Five Million Dollars ($5,000,000) in one or a series of equity financing transactions. As of December 31, 2021 it amounted to:

(USD $ in Dollars)	2021
Accrued Expenses
Jennifer Thomas (CEO)	58,333
Steve Berg (CFO)	50,000
Total Accrued Expenses	$108,333

Notes Payable – Related Parties

During the year ended December 31, 2021, the Company entered into notes payable with the holding entity, as detailed below:

As of Year Ended December 31,
Loans from	Triangle 9, Inc.
Opening Balance	-
Borrowings	55,481
Interest Rate	12.5%
Accrued Interest	1,812
Repayments	-
Ending balance	57,293
Current portion	57,293
Non-current portion	-

The imputed interest of 12.5% interest was recorded. Since there is a 12-month maturity date set, the notes were classified as current.

5. COMMITMENTS AND CONTINGENCIES

Contingencies

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

F-11

TRIANGLE 9 REAL ESTATE INC. NOTES TO FINANCIAL STATEMENTS FOR YEAR PERIOD ENDED JUNE 30, 2021

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2021, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

6. Income Taxes

Our company is included in the consolidated tax return of parent Triangle 9, Inc. We calculate the provision of income taxes by using a “separate return” method. Under this method, we are assumed to file a separate return with the tax authority, thereby reporting our taxable income or loss and paying the applicable tax to or receiving the appropriate refund from Triangle 9, Inc. Our current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. We provide deferred taxes on temporary differences and on any carryforwards that we could claim on our hypothetical return and assess the need for a valuation allowance on the basis of our projected separate return results.

Any difference between the tax provision (or benefit) allocated to us under the separate return method and payments to be made to (or received from) Triangle 9, Inc. for tax expense are treated as either dividends or capital contributions. Accordingly, the amount by which our tax liability under the separate return method exceeds the amount of tax liability ultimately settled as result of using incremental expenses of Triangle 9, Inc. is periodically settled as a capital contribution from Triangle 9, Inc. to us.

As the Company began its activities during June 2021, the entity does not present any tax provision of deferred tax asset/liability on their beginning balances. As the entity generated a tax loss for the fiscal year 2021, significant components of the entity’s deferred tax assets and liabilities on December 31, 2021 are as follows:

As of Year, Ended December 31,	2021
Net Operating loss	$(55,993)
Valuation Allowance	55,993
Total Deferred Tax Assets	-

F-12

TRIANGLE 9 REAL ESTATE INC. NOTES TO FINANCIAL STATEMENTS FOR YEAR PERIOD ENDED JUNE 30, 2021

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, the entity has determined that it is more likely than not that the entity will not recognize the benefits of the federal and state net deferred tax assets, and, as a result, full valuation allowance has been set against its net deferred tax assets as of December 31, 2021. The amount of the deferred tax asset to be realized could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased.

For the fiscal year ending December 31, 2021, the entity had federal cumulative net operating loss (“NOL”) carryforwards of $188,529, and the entity had state net operating loss (“NOL”) carryforwards of approximately $188,529. Utilization of some of the federal and state NOL carryforwards to reduce future income taxes will depend on the entity ability to generate sufficient taxable income prior to the expiration of the carryforwards. The federal net operating loss carryforward is subject to an 80% limitation on taxable income, does not expire, and will carry on indefinitely.

The entity recognizes the impact of a tax position in the financial statements if that position is more likely than not to be sustained on a tax return upon examination by the relevant taxing authority, based on the technical merits of the position. As of December 31, 2021, the entity had no unrecognized tax benefits.

The entity recognizes interest and penalties related to income tax matters in income tax expense. As of December 31, 2021, the entity had no accrued interest and penalties related to uncertain tax positions.

7. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 11, 2022 the date the financial statements were available to be issued.

There have been no other events or transactions during this time which would have a material effect on these financial statements.

8. GOING CONCERN

The Company lacks significant working capital and has only recently commenced operations. We will incur significant additional costs before significant revenue is achieved. These matters raise substantial doubt about the Company's ability to continue as a going concern. During the next 12 months, the Company intends to fund its operations with funding from our proposed Regulation a campaign, and additional debt and/or equity financing as determined to be necessary. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The balance sheet and related financial statements do not include any adjustments that might result from these uncertainties.

F-13

PART III – EXHIBITS

Exhibit No.	Exhibit Description

3.1*	Articles of Incorporation of Triangle 9 Real Estate, Inc.

3.2*	Certificate of Designation of the Series A Convertible Preferred Stock

3.3*	Bylaws of Triangle 9 Real Estate, Inc.

4.1*	Form of Subscription Agreement

10.1*	Shareholders Agreement

10.2*	Management Agreement

10.3*	Employment Agreement with Jennifer Thomas

10.4*	Senior Secured Line of Credit Promissory Note

11.1	Consent of Green Growth CPAs

11.2	Consent of Clyde Snow & Sessions, PC (included in Exhibit 12.1)

12.1	Opinion of Clyde Snow & Sessions, PC

* Previously filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonably grounds to believe that it meets all of the requirements for filing on Form 1-A/A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on June 7, 2022.

Triangle 9 Real Estate, Inc.,
a Delaware corporation

Dated: June 7, 2022	By:	/s/ Jennifer Thomas
Jennifer Thomas
	Its:	Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: June 7, 2022		/s/ Jennifer Thomas
Jennifer Thomas, Chief Executive Officer and Director

Dated: June 7, 2022		/s/ Steven Berg
Steven Berg, Chief Financial Officer, Secretary and Director

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